Exhibit 99.1

Universal Technical Institute, Inc. Reports 21% Net Revenue Growth and
38% Net Income Improvement for the Fourth Quarter of Fiscal 2005

PHOENIX, December 12, 2005 – Universal Technical Institute, Inc. (NYSE: UTI), a provider of technical education training, today announced financial results for the fourth quarter and fiscal year ending September 30, 2005.

Fiscal 2005 Fourth Quarter Operating Performance

Net revenues for the fourth quarter of fiscal 2005 were $83.9 million, a 20.8% increase from $69.5 million for the same quarter last year.  The significant growth drivers during the fourth fiscal quarter were higher average student enrollment and tuition increases.

Income from operations for the fourth quarter of fiscal 2005 was $14.4 million compared to $11.7 million for the fourth quarter of fiscal 2004.  The year over year increase relates primarily to growth in overall revenue and efficiencies in educational services and facilities costs.  The increase in income from operations was partially offset by expansion costs during the quarter, at the company’s new Norwood, MA campus and Sacramento, CA campus.

Operating margin for the fourth quarter of fiscal 2005 was 17.2%, and was 16.9% for the same period last year.  Operating losses associated with the expansion of Norwood, MA, and Sacramento, CA were $2.7 million during the fourth quarter of fiscal 2005.   Operating losses associated with the expansion of Exton, PA during the fourth quarter of fiscal 2004 were $1.9 million.  Favorable results at maturing campuses offset the margin impact related to the fiscal 2005 fourth quarter’s expansion costs.

Net income for the fourth quarter of fiscal 2005 was $9.2 million, or $0.32 per diluted share, a 38.3% increase from net income of $6.7 million, or $0.23 per diluted share, for the same quarter in fiscal 2004.  The company’s number of weighted average diluted shares outstanding increased in the fourth quarter of fiscal 2005 to 28.6 million shares from 28.4 million shares for the fourth quarter in 2004.

Fiscal 2005 Operating Performance

Net revenues for the year ended September 30, 2005 were $310.8 million, a 21.8% increase from $255.1 million for the same period in the previous year.  Income from operations for the year ended September 30, 2005 was $55.8 million, a $5.7 million increase or 11.3%, as compared to income from operations of $50.1 million for the previous year.  Operating margin for the fiscal year ended September 30, 2005 was 17.9%, compared to 19.6% for the prior fiscal year.  Expansion costs associated with Norwood, MA, Sacramento, CA and Exton, PA were the primary reason for the margin decline.  In addition, costs associated with Sarbanes Oxley compliance were approximately $1.5 million during the fiscal year.  Net income for the year ended September 30, 2005 was $35.8 million or $1.26 per diluted share, a 24.3% increase from net income of $28.8 million or $1.04 per diluted share, for the fiscal year ended September 30, 2004.  Net Income margins for the year ended September 30, 2005 were 11.5% as compared to 11.3% during the previous year.

“In fiscal 2005, we reached many critical milestones,” said Kimberly McWaters, President and Chief Executive Officer of Universal Technical Institute, Inc.  “This year we celebrated forty years of success with another year of double digit growth.  We strengthened our relationships with industry, renewing several contracts with leading automotive and truck manufactures as well as expanded the scope of training and services offered.  We added 400 seats to our collision repair and refinish program in Houston, TX and opened a new campus in Norwood, MA, in June 2005.  We opened an additional campus in Sacramento, CA shortly after our fiscal year end.  For all the progress achieved in 2005, our most important achievements will be fully realized in the years ahead.  As we have done for the past 40 years, we continue to strengthen our foundation for the future.”

Balance Sheet

At September 30, 2005, the company had $52.0 million in cash and cash equivalents compared with $42.6 million at the end of fiscal 2004.

At September 30, 2005, the company had shareholders’ equity of $95.7 million, compared with shareholders’ equity of $55.0 million at the end of fiscal 2004.  Cash flow provided from operations was $67.8 million for the year ended September 30, 2005 compared with $47.7 million for the previous year.

Student Enrollment Data

Average undergraduate enrollment for the three months ended September 30, 2005 was 16,169 students, an increase of 15.1% from 14,048 students for the same period a year ago.  Average undergraduate enrollment for the year ended September 30, 2005 was 15,390, an increase of 17.7% from 13,076 for the same period a year ago.

Undergraduate enrollment at the end of the fourth quarter of fiscal 2005 was 17,368 students, compared with 15,212 students at the end of the fourth quarter of fiscal 2004.

Business Outlook

The following statements are based on Universal Technical Institute, Inc.’s current expectations.  These statements are forward-looking, and actual results may differ materially as a result of factors more specifically referenced below.  The company undertakes no obligation to update these expectations.

Fiscal Year Ending September 30, 2006

The company is targeting a 19% to 21% increase in net revenue for the year ending September 30, 2006 as compared to the prior year.  The net revenue growth target includes the recently opened automotive campus in Sacramento, CA, that is planned to include diesel and collision training upon completion of the permanent facility.  The company is increasing the size of the Orlando, FL motorcycle program and automotive program and also plans to provide Ford training at the Orlando, FL campus during the fiscal year.  In addition the company is expanding the diesel program to Exton, PA.  The company is targeting net income margins, excluding the estimated impact of equity based compensation, for fiscal 2006 ranging from 11.5% to 12.0%.   The above guidance is unchanged from the business and financial outlook call held on October 26, 2005.  The company is targeting net income margins, including the impact of equity based compensation for fiscal 2006, ranging from 10.5% to 11.0%.  The ranges include the anticipated impact of the recent gulf coast hurricanes.

Fiscal Year Ending September 30, 2007

Looking further ahead, the company expects to sustain revenue growth in the 20% range.  The company anticipates this growth will come from three primary sources:

•	Enrollment growth in the mid to high teens per year;

•	Program extension and new elective growth; and

•	Tuition increases of approximately 3% to 5% per year.

In years where the company is adding 2,000 or fewer additional seats it is expected that net income margins will improve slightly.  During periods of more aggressive growth, net income margin improvement may slow or there could be slight margin compression for short time-frames.  The timing of expansion related expenses in most cases will be incurred prior to generating revenue.

Conference Call

Management of Universal Technical Institute, Inc. will hold a conference call to discuss its fiscal 2005 fourth quarter and fiscal year end results today at 3:00 p.m. Mountain (5:00 p.m. Eastern).  Investors are invited to listen to the call live at www.uticorp.com.  Please access the web site at least 15 minutes early to register, download and install any necessary audio software.  A replay of the call will be available on the Investor Relations section of UTI’s website and will be archived for 90 days.

About Universal Technical Institute

Universal Technical Institute, Inc. is a provider of technical education training for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians.  The company offers undergraduate degree, diploma and certificate programs at ten campuses across the United States, and manufacturer-sponsored advanced programs at 20 dedicated training centers.  Through its campus-based school system, Universal Technical Institute, Inc. offers specialized technical education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI).

Statements in this press release concerning the future business, operating results and financial condition of the company are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements.  Factors that could affect the company’s actual results include changes to federal and state educational funding, construction delays for new or expanding campuses, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by the company, increased investment in management and capital resources, and the effectiveness of the company’s recruiting, advertising and promotional efforts.  Further information on these and other potential factors that could affect the company’s financial results or condition may be found in the company’s filings with the Securities and Exchange Commission, all of which are incorporated herein by reference.  The company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Twelve Months Ended September 30,

	2005	2004	2005	2004

Net Revenues	$83,908	$69,475	$310,800	$255,149
Operating expenses:
Educational services and facilities	39,669	33,522	145,026	116,730
Selling, general and administrative	29,816	24,205	109,996	88,297

Total operating expenses	69,485	57,727	255,022	205,027

Income from operations	14,423	11,748	55,778	50,122

Other (income) expense:
Interest income	(550)	(157)	(1,577)	(328)
Interest expense	24	164	116	1,359
Other expense	—	382	—	1,134

Total other expense	(526)	389	(1,461)	2,165

Income from continuing operations and before income taxes	14,949	11,359	57,239	47,957
Income tax expense	5,718	4,684	21,420	19,137

Net income	9,231	6,675	35,819	28,820
Preferred stock dividends	—	—	—	776

Net income available to common shareholders	$9,231	$6,675	$35,819	$28,044

Earnings per share:
Net income per share - basic	$0.33	$0.24	$1.28	$1.14

Net income per share - diluted	$0.32	$0.23	$1.26	$1.04

Weighted average number of common shares outstanding:
Basic	27,973	27,775	27,899	24,659

Diluted	28,553	28,416	28,536	27,585

Other Data:
Depreciation and amortization (1)	$2,686	$2,503	$9,777	$8,812
Number of campuses	9	8	9	8
Average undergraduate enrollment	16,169	14,048	15,390	13,076

	For the Period Ended September 30,

Balance Sheet Data:	2005	2004

Cash and cash equivalents	$52,045	$42,602
Current assets	$103,698	$77,128
Working capital	$13,817	$6,612
Total assets	$200,608	$136,316
Total long-term debt	$—	$6
Total debt	$6	$43
Total shareholders’ equity	$95,733	$55,025

(1)	Depreciation and amortization includes interest amortization of the restricted investment of $128 for the three months and $363 for the twelve months ended September 30, 2005.